Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This LOAN MODIFICATION AGREEMENT (the “Modification”) is entered into as of March 29, 2012, by and between the lender(s) (“Lender”) listed on the Loan Schedule attached as Exhibit A (the “Loan Schedule”) and the borrower(s) and guarantor(s) listed on the Loan Schedule.  References in this Modification to “Lender”, “Borrower”, and “Guarantor” shall be construed to mean and refer to each Lender, each Borrower, and each Guarantor, respectively, listed on the Loan Schedule.

PRELIMINARY STATEMENT

A. In connection with the loans described on the Loan Schedule (each, a “Loan”), Borrower has entered into one or more loan agreements with Lender (each such loan agreement, as previously amended, restated, supplemented, extended or renewed, a “Loan Agreement”).  The Loan Agreements, the promissory notes evidencing each Loan, and the other documents and instruments currently evidencing and securing each Loan (all as previously amended, restated, supplemented, extended or renewed) are referred to collectively as the “Current Loan Documents.”  The Current Loan Documents, as modified by this Modification, are referred to as the “Loan Documents.”  Except as otherwise specifically stated in this Modification, (1) references in the Current Loan Documents and this Modification to the “Loan Documents,” or any of them, shall be deemed to be a reference to such Loan Documents, as modified by this Modification; (2) references in this Modification to “Loan” are to each such Loan; and (3) references to “Loan Agreement” are to each such Loan Agreement.

B. Borrower has requested that Lender modify the Current Loan Documents as provided in this Modification and Lender is willing to do so, subject to the terms and conditions set forth in this Modification.

C. Capitalized terms used in this Modification and not otherwise defined in this Modification shall have the meanings given to those terms in the Current Loan Documents.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Preliminary Statement and Loan Schedule.  Borrower acknowledges the accuracy of the Preliminary Statement and the parties agree that the Preliminary Statement is a part of this Modification.  Borrower also acknowledges and agrees that the information set forth on the Loan Schedule is complete and correct.

2. Definitions.  As used in this Modification, the following terms are defined as follows:

“Adjusted Principal Payments” means with respect to each Release Loan, a calculated regular monthly payment of principal and interest determined by Lender based upon (a) the outstanding principal balance of the Release Loan as of the date of the determination; (b) the interest rate applicable to the Release Loan as of the date of determination and (c) the remainder of the original amortization period applicable to the Release Loan.  For avoidance of doubt, (i) any such calculated reamortization shall be made consistent with the original amortization schedule of the applicable Release Loan and shall not require that such calculation be based on the full amortization of such Loan over the remaining term and (ii) the foregoing calculation of the Adjusted Principal Payments is solely for the purpose of calculating the regular payments of principal and interest due on Release Loans in connection with the fixed charge coverage ratios pursuant to Sections 4(d) and 4(e) in order to reflect the effect of prepayments that would not otherwise result in a reamortization and shall not result in a change or reamortization of any payments actually due with respect to any Loan.

“Annualized Basis” means the determination of projected Operating Lease Expense, Adjusted Principal Payments, other scheduled principal payments, interest expense, and Capital Lease expense for an upcoming 12 month period, by (a) taking the current scheduled Operating Lease payment, Adjusted Principal Payments (in the case of Release Loans), other principal and interest payments (in the case of Loans that are not Release Loans and other Indebtedness included in such computation), and Capital Lease payments in each case as in effect for the first month of such 12 month period and multiplying each such amount by 12, and (b) in the case of non-amortizing Indebtedness (including for example, revolving credit facilities) taking the current principal balance thereof as of the date of determination multiplied by the current annual interest rate applicable to such Indebtedness; provided, however, (i) in the case of revolving credit facilities so long as Borrower provides Lender with evidence reasonably satisfactory to Lender regarding the interest actually paid on such revolving indebtedness for the prior 12 month period, such actual interest expense will be used to calculate the applicable fixed charge coverage ratio; and (ii) in the case of a new hotel property that as of the date of determination of annualized principal and interest payments has been open for operation for less than 12 consecutive months, in lieu of clause (b) above, annualized principal payments on Indebtedness that finances the acquisition or development of such hotel property shall be determined by taking the current scheduled principal and interest payment on such loan and multiplying such current payment by the number of months that such new hotel site has actually been owned, opened and operating (as determined by Lender).

“Capital Lease” means any lease or similar arrangement that is classified as a capital lease pursuant to GAAP.

“Collateral” means all real and personal property, tangible and intangible, as to which Lender is granted a Lien pursuant to any of the Loan Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Lender, with references to the Collateral to include all or any portion of or interest in any of the Collateral.

“Collateral Table” means the table describing the Collateral attached hereto as Exhibit C.

“Control” and “Controlled” means possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of any class of voting securities (or other ownership interests) of such Person; or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party” and “Credit Parties” means Borrower, each Guarantor, and each other individual or entity that executes this Modification or that is or may become a party to or bound by any Loan Document, other than Lender.

“Default” means any Event of Default and any event, occurrence, or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

“Event of Default” means any event, occurrence, or circumstance that is an Event of Default pursuant to the terms of any of the Loan Documents.

“Existing Defaults” means the ownership by TRS of certain personal property located at the Sites.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Indebtedness” means, without duplication, all of the following, whether or not matured:  (a) indebtedness for borrowed money, including the outstanding balances of any revolving lines of credit; (b) obligations evidenced by bonds, debentures, notes, or similar instruments; (c) reimbursement and other obligations with respect to letters of credit and acceptances; (d) obligations representing the deferred purchase price of property or services; (e) obligations created or arising under any conditional sale or other title retention agreement; (f) obligations with respect to Capital Leases; and (g) any other obligation for borrowed money or other financial accommodation (direct or contingent), whether evidenced by a note, instrument, guaranty or other writing and whether contingent, unliquidated or disputed.

“Lender Party” and “Lender Parties” means Lender, each Lender affiliate, and each director, officer, employee, agent, representative, attorney, accountant, adviser, and consultant of or to Lender or any such affiliate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest, including purchase money security interests, and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” means any fact, event, circumstance or other effect, whether foreseeable or unforeseeable, that alone or in combination with other facts, events, circumstances, or effects occurring or existing concurrently with such fact, event, circumstance, or effect results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or assets of any Credit Party; (b) the ability of any Credit Party to perform its Obligations under any Loan Document; (c) the validity or enforceability of any Loan Document or the rights and remedies of Lender under any Loan Document; or (d) the Collateral, Lender’s Liens in the Collateral, or the priority of such Liens.

“Net Sales Proceeds” means, with respect to Release Collateral, the gross sales price of the Release Collateral set forth in the purchase contract for such Release Collateral, less (a) customary tax and assessment prorations, (b) reasonable and customary brokerage commissions paid to third party brokers, (c) reasonable and customary closing costs, and (d) if applicable, a fee (not to exceed $25,000, regardless of the actual amount thereof) payable to HLC Hotels, Inc. (Masters Inns Sites) and Strand Development Company, LLC (Savannah Suites Sites) for termination of the management agreement for the Release Collateral.

“Parent” means Supertel Hospitality, Inc., a Virginia corporation.

“Obligations” means, with respect to any Credit Party, all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by such Credit Party to Lender or any of its Affiliates arising out of, under, or in connection with any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Operating Lease Expenses” means all rent, including any percentage rent (but excluding from “rent” any taxes, insurance, common area maintenance, or other similar charges even if denominated as “rent”), incurred by Borrower with respect to each Lease and with respect to any and all other operating leases or subleases during the period of determination, all determined in accordance with GAAP.

“REIT Trust” means Supertel Hospitality REIT Trust, a Maryland real estate investment trust.

“Release Loan” means a Loan with respect to which all of the following are true: (a) a prepayment of the Loan has been made in connection with, and as a condition to, a release of Collateral (including pursuant to Section 4(h)); (b) such prepayment was made after the effectiveness of this Modification; and (c) such prepayment did not otherwise result in a reamortization of such Loan or an adjustment to the amount of regular principal and interest payments on such Loan.

“Required Performance” means that either (i) the unpaid principal balance of the Loans is less than $20,000,000 or (ii) all of the following are true:  (A) the Consolidated Pre-Compensation FCCR for Parent and its consolidated Affiliates as of the last day of the most recent Fiscal Quarter ending prior to the date of determination is at least 1.20:1.00; (B) the Consolidated Post-Compensation FCCR of Parent and its consolidated Affiliates as of the last day of the most recent Fiscal Quarter ending prior to the date of determination is at least 1.00:1.00; (C) the Pre-Compensation FCCR (GE Collateral Pool) of Borrower as of the last day of the most recent Fiscal Quarter ending prior to the date of determination is at least 1:30:1.00; and (D) the ratio of the principal balance of the Loans to the appraised value of the Sites is not more than 70% as of the date of determination.

“Site” means each site listed on the Collateral Table, including the buildings and improvements thereon and rights and privileges appurtenant thereto.  If more than one site is listed on the Collateral Table, each such additional site will also be deemed to be a Site and all references in the Loan Documents to Site shall mean each of the Sites.  The term “Site” includes each owned Site, leased Site and any other site that now or in the future is designated as a “Site” pursuant to any Loan Document.

“TRS” means TRS Leasing, Inc., a Virginia corporation.

3. Loan Balance.  The unpaid principal balance of each Loan as of February 9, 2012 is set forth on Exhibit A.  Lender’s computations, in accordance with the terms of the Current Loan Documents and this Modification, of interest rates, monthly principal and interest payments and final payment amounts, and other amounts due and owing from Borrower to Lender shall be final and conclusive, absent manifest error.  In furtherance of the foregoing and not by way of limitation, Borrower acknowledges and agrees to the principal balances set forth on Exhibit A and Borrower hereby waives any objection to any claimed error or misstatement in the principal balance, monthly principal and interest payments or other amounts reflected on Exhibit A.

4. Modifications.  In addition to any and all other modifications made by this Modification, the Current Loan Documents are modified and supplemented as follows:

(a) Maturity Dates.

(i) Loan No. 000432169.  The Maturity Date of Loan No. 000432169 (Masters Inn) is hereby changed from June 1, 2017 to December 31, 2014.

(ii) Loan No. 000432039.  The Maturity Date of Loan No. 000432032 (Savannah Suites Atlanta Pine Street) is hereby changed from March 1, 2017 to December 31, 2014.

(iii) Loan No. 000431562.  The Maturity Date of Loan No. 000431562 (6 Savannah Suites) is hereby changed from September 1, 2016 to December 31, 2014.

(b) No Further Obligation to Extend.  For avoidance of doubt, Borrower and Guarantors acknowledge and agree that any further extensions of maturity dates of any of the Loans will be subject to Lender’s sole and absolute discretion and to such fees and other conditions as Lender may require.

(c) Mandatory Principal Payment.  In addition to all regularly scheduled payments of principal and interest, and all other payments required pursuant to the Loan Documents, on or before December 31, 2012, Borrower shall make a prepayment of principal to Lender in the amount of $7,000,000. Such prepayment will be applied by Lender to the Loans as determined by Lender and at Lender’s sole option and discretion, provided that Borrower acknowledges that such payment will not be applied to Loan No. 000432169 (Masters Inn), Loan No. 000432039 (Savannah Suites Atlanta Pine Street) and Loan No. 000431562 (6 Savannah Suites).  Any prepayment pursuant to this Section 4(c) shall (i) not require the payment of any prepayment premium or fee; (ii) be applied to all payments coming due in respect of the Loans in the reverse order of maturity; and (iii) not result in a reamortization of payments or other change in any installment payment amount of any of the Loans.

(d) Modification of Financial Covenants (GE Collateral Pool).  From and after the date that this Modification becomes effective and continuing until all Obligations under the Loan Documents are fully paid and performed, anything in the Current Loan Documents to the contrary notwithstanding:

(i) Pre-Compensation FCCR (GE Collateral Pool).  Borrower must maintain a Pre-Compensation FCCR (GE Collateral Pool) for all of the Sites equal to or greater than the ratio specified below, as measured as of the end of each of Borrower’s Fiscal Quarters.

Fiscal Quarter Ending	Minimum Pre-Compensation FCCR (GE Collateral Pool)
03/31/2012	0.85:1.00
06/30/2012	0.90:1.00
09/30/2012	0.95:1.00
12/31/2012	1.00:1.00
03/31/2013	1.00:1.00
06/30/2013	1.05:1.00
09/30/2013	1.05:1.00
12/31/2013	1.10:1.00
03/31/2014	1.10:1.00
06/30/2014	1.15:1.00
09/30/2014	1.15:1.00
12/31/2014	1.20:1.00
03/31/2015	1.20:1.00
06/30/2015	1.25:1.00
09/30/2015	1.25:1.00
12/31/2015 and thereafter	1.30:1.00

“Pre-Compensation FCCR (GE Collateral Pool)” means the ratio, calculated as of the end of each Fiscal Quarter of Borrower, determined in accordance with GAAP and calculated in accordance with the Uniform System of Accounts for Hotels, of (i) with respect to the 12-month period of time immediately preceding the applicable Fiscal Quarter end, the sum (without duplication) of (A) net income of the Sites, plus (B) the following amounts with respect to the Sites: interest expense, income taxes, depreciation, amortization, Operating Lease Expenses (including ground lease rent expense), and Capital Lease expense, less (C) non-recurring miscellaneous income, plus (D) non-recurring miscellaneous expense (as allowed by Lender), and minus (E) 4% of total room revenues with respect to each Site as an assumed reserve for replacement and 4% of total room revenues for each Site as an assumed management fee (or actual management fee, if greater) to (ii) the sum (without duplication) of the following amounts determined by Lender on an Annualized Basis with respect to the Sites: (A) Operating Lease Expenses (including ground lease rent expense), (B) scheduled Adjusted Principal Payments (with respect to Release Loans) and scheduled principal and interest payments on all other Loans and Indebtedness secured in whole or in part by a lien on the Site, (C) Capital Lease expense, and (D) interest expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

(ii) Cure Right.  In lieu of any other provision of the Loan Documents that grants to any Credit Party the right to cure a Default arising from the violation of the Pre-Compensation FCCR (GE Collateral Pool) through the addition or substitution of Collateral or the payment of money (all of which provisions shall no longer be applicable), if there is a breach of the Pre-Compensation FCCR (GE Collateral Pool), an Event of Default shall not occur as a result of such breach if within 30 days after the earlier of notice from Lender or the occurrence of such breach, Borrower makes a prepayment of the Loans in an amount sufficient to reduce the principal balance of one or more of the Loan(s) (as selected by Lender as provided below) to an amount (and taking into account an adjustment of monthly payment amounts as a result of reamortization of the reduced Loan amount in equal monthly payments over the remaining term of the applicable Loan(s)) that would result in compliance with the Pre-Compensation FCCR (GE Collateral Pool) for the period in question.  For the avoidance of doubt, any such reamortization shall be made consistent with the original amortization schedule of the Loan(s) and shall not require that the Loan(s) be fully amortized over the remaining term.  Lender’s determination of the amount of any such prepayment and the amount of any reamortized monthly payments shall be final and conclusive absent manifest error. Lender may determine in its sole discretion which Loan(s) such prepayment will be applied to and which Loans will be subject to reamortization.  Any such prepayment will be subject to all applicable prepayment fees and premiums.  Within five days after request from Lender, Borrower and the other Credit Parties will execute and deliver to Lender such modifications of the Loan Documents as Lender may request to evidence the amount and application of such prepayment and any reamortized monthly payments.

(iii) Loan-to-Value.  As of the end of each fiscal quarter set forth below, the ratio of the unpaid principal balance of the Loan to the Appraised Value of the Sites shall not be greater than the following:

Fiscal Quarter Ending	Maximum Loan-to-Value Ratio
03/31/2012	100.0%
06/30/2012	100.0%
12/31/2012	80.0%
06/30/2013	80.0%
12/31/2013	75.0%
06/30/2014	75.0%
12/31/2014	70.0%
03/31/2015	70.0%
06/30/2015	65.0%
09/30/2015	65.0%
12/31/2015 and thereafter	60.0%

As used herein, “Appraised Value” shall mean the “as-is” value of each Site as determined by Lender based upon Appraisals ordered annually by Lender beginning January 1, 2012, as adjusted pursuant to “desktop updates” obtained by Lender; provided, however, with respect to Loan No. 000432169 (Masters Inn), prior to January 1, 2013, the Appraised Value of each Masters Inn Site will be deemed to be the minimum Release Price for the Site set forth on Exhibit D.

(e) Additional Financial Covenants (Supertel Hospitality, Inc.).  From and after the date that this Modification becomes effective and continuing until all Obligations under the Loan Documents are fully paid and performed, anything in the Current Loan Documents to the contrary notwithstanding:

(i) Consolidated Pre-Compensation FCCR. As measured for Parent and its consolidated Affiliates as of the last day of each Fiscal Quarter, Parent and its consolidated Affiliates must have a Consolidated Pre-Compensation FCCR equal to or greater than the ratio stated in the following table:

Fiscal Quarter Ending	Minimum Consolidated Pre-Compensation FCCR
03/31/2012	0.95:1.00
06/30/2012	1.00:1.00
09/30/2012	1.05:1.00
12/31/2012	1.10:1.00
03/31/2013	1.10:1.00
06/30/2013	1.10:1.00
09/30/2013	1.10:1.00
12/31/2013	1.20:1.00
03/31/2014	1.20:1.00
06/30/2014	1.20:1.00
09/30/2014	1.20:1.00
12/31/2014 and thereafter	1.30:1.00

“Consolidated Pre-Compensation FCCR” means the ratio, calculated as of the end of each Fiscal Quarter of Parent and its consolidated Affiliates and determined in accordance with GAAP, of:  (i) with respect to the 12-month period of time immediately preceding the applicable Fiscal Quarter end, the sum (without duplication) of (A) net income, interest expense, income taxes, depreciation, amortization, and Operating Lease Expenses (including ground lease rent expense), and Capital Lease expense, but less (B) 4% of total room revenues with respect to each hotel property owned, operated or leased by Parent or any such Affiliate as an assumed reserve for replacement, and less (C) non-recurring miscellaneous income and plus (D) non-recurring miscellaneous expense (as allowed by Lender); to (ii) the sum (without duplication) of the following amounts determined by Lender on an Annualized Basis, (A) Operating Lease Expense (including ground lease rent expense) and (B) scheduled Adjusted Principal Payments (with respect to Release Loans), scheduled principal and interest payments on long term debt (other than Release Loans), Capital Lease expense, income taxes (excluding noncash income taxes), and interest expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

(ii)  Consolidated Post-Compensation FCCR. As measured for Parent and its consolidated Affiliates as of the last day of each Fiscal Quarter, Parent and its consolidated Affiliates must have a Consolidated Post-Compensation FCCR equal to or greater than the ratio stated in the following table:

Fiscal Quarter Ending	Minimum Consolidated Post-Compensation FCCR
03/31/2012	0.75:1.00
06/30/2012	0.80:1.00
09/30/2012	0.85:1.00
12/31/2012	0.90:1.00
03/31/2013	0.90:1.00
06/30/2013	0.95:1.00
09/30/2013	0.95:1.00
12/31/2013	1.00:1.00
03/31/2014	1.00:1.00
06/30/2014	1.00:1.00
09/30/2014	1.00:1.00
12/31/2014 and thereafter	1.00:1.00

“Consolidated Post-Compensation FCCR” means the ratio, calculated as of the end of each Fiscal Quarter of Parent and its consolidated Affiliates and determined in accordance with GAAP, of:  (i) with respect to the 12-month period of time immediately preceding the applicable Fiscal Quarter end, the sum (without duplication) of (A) net income, interest expense, income taxes, depreciation, amortization, and Operating Lease Expenses (including ground lease rent expense), and Capital Lease expense, but less (B) 4% of total room revenues with respect to each hotel property owned, operated or leased by Parent or any such Affiliate as an assumed reserve for replacement, and less (C) non-recurring miscellaneous income, and plus (D) non-recurring miscellaneous expense (as allowed by Lender) minus (E) increases in officer or shareholder loan receivables and minus (F) dividends or distributions not otherwise expensed on the applicable income statement(s); to (ii) the sum (without duplication) of the following amounts determined by Lender on an Annualized Basis, (A) Operating Lease Expense (including ground lease rent expense) and (B) scheduled Adjusted Principal Payments (with respect to Release Loans), scheduled principal and interest payments on long term debt (other than Release Loans), Capital Lease expense, income taxes (excluding noncash income taxes), and interest expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

(iii) Cure Right.  In lieu of any other provision of the Loan Documents that grants to any Credit Party the right to cure a Default arising from the violation of the Consolidated Pre-Compensation FCCR or the Consolidated Post-Compensation FCCR through the addition or substitution of Collateral or the payment of money (all of which provisions shall no longer be applicable), if there is a breach of the Consolidated Pre-Compensation FCCR or Consolidated Post-Compensation FCCR, an Event of Default shall not occur as a result of such breach if within the earlier of 30 days after notice from Lender or the occurrence of such breach, Borrower makes a prepayment of the Loans in an amount sufficient to reduce the principal balance of one or more of the Loan(s) (as selected by Lender as provided below) to an amount (and taking into account an adjustment of monthly payment amounts as a result of reamortization of the reduced Loan amount in equal monthly payments over the remaining term of the applicable Loan(s)) that would result in compliance with the Consolidated Pre-Compensation FCCR or Consolidated Post-Compensation FCCR, as applicable, for the period in question.  For the avoidance of doubt, any such reamortization shall be made consistent with the original amortization schedule of the Loan(s) and shall not require that the Loan(s) be fully amortized over the remaining term.  Lender’s determination of the amount of any such prepayment and the amount of any reamortized monthly payments shall be final and conclusive absent manifest error. Lender may determine in its sole discretion which Loan(s) such prepayment will be applied to and which Loans will be subject to reamortization.  Any such prepayment will be subject to all applicable prepayment fees and premiums.  Within five days after request from Lender, Borrower and the other Credit Parties will execute and deliver to Lender such modifications of the Loan Documents as Lender may request to evidence the amount and application of such prepayment and any reamortized monthly payments.

(f) Excess Cash Flow and Other Provisions.  For avoidance of doubt, (i) all provisions of the Loan Documents requiring any Credit Party to pay excess cash flow to Lender shall remain in full force and effect, (ii) the increases in interest rates described in that certain Loan Modification Agreement, dated March 25, 2010 between Lender, Borrower and Guarantor shall remain in effect, and (iii) as a result of the replacement of existing financial covenants with the financial covenants in this Modification, any provisions in the Current Loan Documents that provide for a reduction in interest rates or fees; release, reduction or termination of guaranties or recourse or other benefits or concessions to any Credit Party as the result of achieving a particular fixed charge coverage ratio or other financial performance, shall no longer be applicable.

(g) Financial Reporting.

(i) Providing Financial Statements and Other Information.  Within (A) 120 days after the end of each Fiscal Year of Borrower and Parent (as applicable) and (B) within 45 days after the end of each Fiscal Quarter of Borrower and Parent (as applicable) (including the last Fiscal Quarter in each Fiscal Year), Borrower will deliver or cause to be delivered the following to Lender:  (1) complete Financial Statements for Borrower, the Sites, and Parent; (2) copies of all compliance certificates and similar documents provided to the holders of Material Debt; and (3) such other information (financial or otherwise) as Lender may reasonably request. Borrower will also deliver to Lender such Financial Statements of Borrower and each other Credit Party as Lender may request from time to time to verify compliance with the terms and conditions of this Agreement and the other Loan Documents, including with any financial covenants and at any time following the occurrence and during the continuance of a Default.  “Financial Statements” means, for Borrower and each other applicable Credit Party, a consolidated and consolidating balance sheet, including (I) retained earnings, as of the relevant fiscal period, (II) related consolidated and consolidating profit and loss statements, cash flows (if any), (III) all related schedules for the fiscal period then ended, together with individual unit level profit and loss statements for all Sites and, separately, all hotel concepts owned or operated by Borrower and its Affiliates or licensed to Borrower or its Affiliates (including on an individual and combined basis as required by Lender), (IV) a comparison reflecting actual performance and the budgeted and projected performance for the period in question on a consolidated basis for Parent and a combined basis for all Sites, and (V) all publicly filed financial statements, proxies and reports of Parent.  In those cases where a Credit Party is an individual, such Financial Statements shall also include statements of assets and liabilities, tax returns, salary information, and such other information as Lender may reasonably request. “Fiscal Quarter” means any of the quarterly accounting periods of Borrower or Parent, as applicable, ending on March 31, June 30, September 30, and December 31 of each calendar year.  “Fiscal Year” means any of the annual accounting periods of Borrower or Parent, as applicable, ending on December 31 of each calendar year.

(ii) Financial Statement Requirements. All Financial Statements shall be prepared in accordance with GAAP from period to period (except quarterly Financial Statements shall not require footnotes or year-end adjustments).  Quarterly Financial Statements may be company-prepared only; however, the annual Financial Statements shall have been audited by a certified public accounting firm reasonably acceptable to Lender.

(iii) Budgets and Projections.  Annually, at least 30 days prior to the beginning of each Fiscal Year, (A) Borrower will deliver to Lender consolidated budgets and projections for the operation of each Site for the upcoming Fiscal Year, in form and content reasonably satisfactory to Lender and (B) Parent will deliver to Lender consolidated budgets and projections for all hotel properties owned, lease or operated by Parent or its consolidated Affiliates, in form and content reasonably satisfactory to Lender.

(h) Collateral Release.  In lieu of all other provisions of the Loan Documents with respect to the release or substitution of Collateral (which provisions shall no longer be applicable), Lender agrees to release its lien on the Sites identified on Exhibit D (the “Release Collateral”), upon payment to Lender (the “Release Price”) of the following amount with respect to each Property:

(i) Release Price Amount.

(A) With respect to Release Collateral operated as a Masters Inn and released prior to January 1, 2013, the Release Price shall equal the greater of:

(1) The greater of (x) all Net Sales Proceeds and (y) 95% of the gross contract sale price, less a fee (not to exceed $25,000, regardless of whether the actual amount thereof is greater) payable to HLC Hotels, Inc. (Masters Inns Sites) and Strand Development Company, LLC (Savannah Suites Sites) for termination of the management agreement for the Release Collateral; and

(2) A minimum Release Price as determined by Lender and set forth on Exhibit D.

(B) With respect to (x) Release Collateral operated as a Masters Inn and released on or after January 1, 2013 and (y) Release Collateral operated as a Savannah Suites (regardless of when the release occurs), the Release Prices shall equal the greatest of:

(1) The greater of (x) all Net Sales Proceeds and (y) 95% of the gross contract sale price, less a fee (not to exceed $25,000, regardless of whether the actual amount thereof is greater) payable to HLC Hotels, Inc. (Masters Inns Sites) and Strand Development Company, LLC (Savannah Suites Sites) for termination of the management agreement for the Release Collateral;

(2) 95% of the Appraised Value of the Release Collateral being sold as determined by Lender less the fee (not to exceed $25,000) actually paid for the termination of the management contract for the Release Collateral; and

(3) A minimum Release Price as determined by Lender and set forth on Exhibit D.

(ii) Additional Conditions to Releases.  In addition to payment of the Release Price for each Site described above, Lender’s obligation to release its lien on any of the Release Collateral shall be subject to satisfaction of the following conditions precedent:

(A) No Default.  No Event of Default or Default shall have occurred and be continuing both before and after giving effect to the requested Release.

(B) Release Notice.  At least 30 days in advance of the proposed Release, Borrower shall have delivered a written notice to Lender (the “Release Notice”) describing, by address and contract number, the Release Collateral to be released.  The Release Collateral must include all real property owned or leased by Borrower at the Site, together with all of Borrower’s tangible and intangible personal property located at or used exclusively in connection with such Site.  The Release Notice must be accompanied by a computation in form reasonably satisfactory to Lender reflecting that after giving effect to the Requested Release and the removal of both the Appraised Value of the Release Collateral and the income and expenses of the Release Collateral Borrower will continue to be in compliance with the financial covenants set forth in Sections 4(d) and 4(e) as of the most recent Fiscal Quarter end.

(C) Title Policy Endorsement.  If the Release includes a release of a Lien on real property, Lender shall have the option to receive an endorsement to Lender’s title insurance policy ensuring that the Release does not affect coverage under the title insurance policy with respect to any real property that remains subject to Lender’s Lien.  The cost of any such endorsement shall be paid by Borrower.

(D) No Release with Respect to Other Loans.  If any portion of the Release Collateral is subject to lien securing a loan or other credit arrangement other than the Loan from Lender or one of its Affiliates made with respect to such Release Collateral (the “Other Loan”), the Release hereunder does not release such Release Collateral from the lien securing the Other Loan, and such Release Collateral will continue to be encumbered by such lien until such lien is released in accordance with the loan documents relating to the Other Loan.

(E) Disclosure.  At least 30 days before the requested release, Borrower shall have disclosed to Lender all brokerage and other agreements pursuant to which the Release Collateral is being marketed or sold, together with such other information as Lender may reasonably request.

(iii) Release Price Payment.  Any prepayment fees or other fees and costs of Lender shall be due and payable in addition to the Release Price and payments of such fees and costs shall be a further condition precedent to Lender’s obligation to release any Release Collateral.  The Release Price payment shall be applied to prepay the outstanding principal balance of the applicable Loan in the inverse order of maturity and will not result in a reamortization of any Loan.

(iv) Documents.  The parties agree to execute, deliver and record or file (as appropriate) partial releases, amendments or termination statements, as appropriate, to reflect the release of the Release Collateral.

(v) Other Properties.  With respect to Collateral that is not otherwise subject to release pursuant to this Section 4(h), Lender will consider release of such Collateral (other than upon payment in full of the Obligations) only on such terms and conditions as Lender may require in its sole and absolute discretion.

(i) Deferral of Certain Prepayment Fees.  Notwithstanding the execution and delivery of this Modification, Borrower, Lender and Guarantor acknowledge and agree that the extension of the time to pay certain deferred charges and deferred fees as set forth in that certain Modification Agreement dated as of December 29, 2011 shall remain in effect.

(j) Modification of Certain Prepayment Fees.  With respect to the Loans for Masters Inns (Contract No. 000432169) and Savannah Suites (Contract Nos. 000432039 and 000431562) so long as no Event of Default has occurred and is continuing, with respect to prepayment premiums that first become payable after the effective date of this Modification (and without changing the amount or terms of any prepayment premiums incurred before such date), such premiums will be changed to the following:

(i) Loan No. 000432169 (Masters Inn).  With respect to Loan No. 000432169 (Masters Inn):  (A) 2.50% of the amount prepaid in 2012, (B) 3.75% of the amount prepaid from and after January 1, 2013 and on or before March 31, 2013 and (C) 10% of the amount prepaid after March 31, 2013.

(ii) Loan No. 000432039 (Savannah Suites Atlanta Pine Street).  With respect to Loan No. 000432039 (Savannah Suites Atlanta Pine Street):  (A) 2.50% of the amount prepaid in 2012, (B) 3.75% of the amount prepaid from and after January 1, 2013 and on or before June 30, 2013 and (C) 10% of the amount prepaid after June 30, 2013.

(iii) Loan No. 000431562 (6 Savannah Suites).  With respect to Loan No. 000431562 (6 Savannah Suites): (A) 2.50% of the amount prepaid in 2012, (B) 3.75% of the amount prepaid in 2013 and (C) 10% of the amount prepaid from and after January 1, 2014.

(k) Compliance Certificate.  From and after the date that this Modification becomes effective and continuing until all Obligations under the Loan Documents are fully paid and performed, anything in the Current Loan Documents to the contrary notwithstanding, together with each delivery of any quarterly or annual financial statement and in connection with each request for the release of Collateral pursuant to Section 2(h), Borrower will deliver to Lender a compliance certificate (a “Compliance Certificate”) in the form attached hereto as Exhibit E or such other form as Lender may prescribe from time to time, duly executed by the treasurer, chief financial officer, or other appropriate officer of Borrower, in the case of financial statements for Borrower, and by the treasurer, chief financial officer, or other appropriate officer of each other Credit Party, in the case of financial statements for each other Credit Party, that, among other things (i) demonstrates compliance with each of the financial covenants contained in the Loan Documents; (ii) discloses and demonstrates compliance with all other financial covenants contained in any Material Debt (hereinafter defined), and (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that Borrower proposes to take with respect thereto.

(l) Cross Default/Financial Covenants.  In addition to all other Events of Default set forth in the Current Loan Documents, an Event of Default shall occur if a default occurs in the payment or performance when due (after giving effect to any applicable notice and grace periods), of any Indebtedness of any Credit Party or any of their Affiliates with an outstanding principal amount exceeding $10,000,000 (“Material Debt”) which would permit the lender thereof to accelerate such Indebtedness, including, without limitation, any of the loan and credit facilities listed on Exhibit B hereto.  Borrower represents and warrants to Lender that the Indebtedness listed on Exhibit B constitutes all Material Debt as of the date of this Agreement.  All financial covenants and related definitions in the loan documents evidencing the Material Debt (including those identified on Exhibit B) whether now existing or hereafter included in Material Debt (but without giving effect to any waivers of compliance with such financial covenants not agreed to by Lender in its sole discretion and without limiting any financial or other covenants contained in the Loan Documents) (the “Incorporated Covenants”) are hereby incorporated in the Loan Documents as if fully set forth therein; provided, however, so long as Borrower has achieved the Required Performance and no Event of Default has occurred and is continuing (other than an Event of Default that results solely from a breach of the Incorporated Covenants), if the lender holding Material Debt that includes an Incorporated Covenant has waived compliance with such Incorporated Covenant or amended such Incorporated Covenant, Lender agrees to also consent to such waiver or amendment.

(m) Periodic Appraisals.  Lender may require an appraisal for a particular Site, or an update to a previously provided Site appraisal, indicating the present appraised “as-is” value of such Site:  (i) annually as permitted pursuant to Section 4(d)(iii), (ii) if Lender determines in good faith that an appraisal of a particular Site is required as a result of (A) any law, regulation or guideline or any change or interpretation thereof; or (B) any central bank or other fiscal, monetary or other Government Authority having jurisdiction over Lender or its activities requesting, directing or imposing a condition upon Lender (whether or not such request, direction or condition shall have the force of law); (iii) at any time after the occurrence and during the continuance of an Event of Default; or (iv) at any other time that Lender, in its reasonable discretion deems it appropriate.  Appraisals and updates pursuant to subsections (i) and (iii) shall be at Borrower’s sole cost and expense.  In addition, Borrower shall pay for one “desktop update” of each Appraisal ordered pursuant to subsection (i) in each calendar year.  Other Appraisals and updates shall be at Lender’s sole cost and expense.  Lender shall not order any appraisals of any Masters Inn properties before January 1, 2013 so long as no Event of Default has occurred and is continuing.

(n) Waiver.  Upon the effectiveness of this Modification and the satisfaction of all conditions precedent in Section 10, Lender shall be deemed to have waived the Existing Defaults.

5. Additional Borrower Covenants.  Any other provisions of the Loan Documents to the contrary notwithstanding and, unless otherwise specifically stated, until such time as all of the Obligations under the Loan Documents have been fully paid and performed:

(a) Restrictions on the Prepayment of Indebtedness.  Borrower shall not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, other than Indebtedness in favor of Lender and Lender’s affiliates; set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or make any payment in violation of any subordination terms of any Indebtedness; provided, however, that Borrower may, to the extent otherwise permitted by the Loan Documents, (i) prepay the Obligations; (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, but in the case of subordinated debt, only to the extent permitted by the subordination provisions thereof; (iii) make prepayments in connection with the payment of property release prices payable to lenders upon the sale of properties securing the applicable Indebtedness to persons other than Borrower and its Affiliates; and (iv) with respect to other Indebtedness, make (A) regularly scheduled payments of principal and interest, (B) mandatory prepayments of principal required pursuant to the terms of such other Indebtedness, (C) payments and prepayments with respect to revolving credit facilities, and (D) other voluntary prepayments of such Indebtedness provided such payments and prepayments pursuant to this clause (D) are either (I) in connection with a refinancing thereof that occurs within 90 days before the maturity of such Indebtedness or (II) if the Required Performance is met and no Event of Default has occurred and is continuing.

(b) Restrictions on Affiliate Transactions.  Borrower shall not enter into any transactions between or among Borrower and any of the other Credit Parties or any affiliate of Borrower or such other Credit Parties unless the same are on terms substantially as advantageous to Borrower as those which could be obtained by Borrower in a comparable arm’s length transaction with an independent third party.

(c) No Name or Other Organizational Changes.  No entity Credit Party shall (a) amend, restate, supplement, or terminate its organizational documents in a manner that could reasonably be expected to have a Material Adverse Effect; or (b) change any of the following from what it is as of the date hereof:  (i) its name; (ii) its place of business or, if there is more than one principal place of business, its chief executive office; (iii) its mailing address; (iv) the location of its books and records; (v) the type of legal entity that it is; (vi) the organization identification number issued by its state of incorporation or organization, if it has one; however if such Credit Party does not have such a number and later obtains one, such Credit Party will immediately notify Lender of such number; or (vii) its state of incorporation or organization, without, in each instance, giving Lender at least 45 days’ prior written notice thereof and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens in the Collateral.

(d) Accounting Changes.  No Credit Party shall change its accounting treatment or reporting practices in any material respect, except as required by GAAP or any applicable law, or change its Fiscal Year from that currently in effect. All accounting determinations required to be made pursuant to any of the Loan Documents shall, unless expressly otherwise provided in the Loan Documents, be made in accordance with GAAP.  If there is a change in GAAP following the date of this Agreement and that change is implemented by Borrower, such change shall not be given effect under the Loan Documents if such change would affect a calculation that measures compliance with, or entitles Borrower or any other Credit Party to any rights under, any provision of the Loan Documents unless Borrower and Lender agree in advance and in writing to modify such provisions to reflect such changes, and, unless such provisions are modified, all Financial Statements, compliance certificates and similar documents provided under or pursuant to the Loan Documents shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change.  Notwithstanding any other provision contained in this Agreement or any of the other Loan Documents, all terms of an accounting or financial nature used in this Agreement or any of the other Loan Documents shall be construed, and all computations of amounts and ratios provided for in this Agreement or any of the other Loan Documents shall be made, without giving effect to any election under FAS 159 (ASC 825) (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower Party at “fair value,” as defined therein.

(e) Maintenance of Existence.  No entity Credit Party shall dissolve, liquidate, or otherwise cease to exist.

(f) Business Changes.  No Credit Party shall (i) make any changes in any of such Credit Party’s business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or that could reasonably be expected to have a Material Adverse Effect; or (ii) carry on any business, operations or activities substantially different from those carried on by such Credit Party at the date hereof, including business, operations and activities reasonably related thereto.

(g) Franchise Agreement Modifications and Assignments.  No Credit Party shall:  (i) agree to any Franchise Agreement (defined below) amendment that could reasonably be expected to materially and adversely affect (A) the rights and privileges of the franchisee thereunder; or (B) the rights, privileges, and remedies of Lender under the Loan Documents with respect to the Collateral or the Franchise Agreement; or (ii) assign, transfer, mortgage, pledge or otherwise encumber any Franchise Agreement or any interest therein to any Person other than Lender.  Borrower will send Lender a copy of all Franchise Agreement amendments promptly following execution thereof by Franchisor and Borrower.

(h) Lease Modifications and Assignments.  With respect to each Leased Site, no Credit Party shall:  (i) agree to a Lease amendment that could reasonably be expected to materially and adversely affect (A) the rights and privileges of the lessee thereunder; or (B) the rights, privileges, and remedies of Lender under the Loan Documents, with respect to the Collateral or the Lease; (ii) enter into any sublease with respect to a Site (other than non-material subleases related to cellular providers and food service and other hotel amenities, in each case as is consistent with Borrower’s past practices); or (iii) assign, transfer, mortgage, pledge or otherwise encumber any Lease or any interest therein (as such Lease or interest therein relates to leased Sites) to any Person other than Lender.  Borrower will send Lender a copy of all Lease amendments promptly following execution thereof by Borrower and the landlord.

(i) Prohibited Transactions.  In addition to all provisions of the Loan Documents prohibiting, restricting or otherwise limiting a Change in Control (as defined in the Current Loan Documents) or a transfer or encumbrance of property, neither Borrower nor any other Credit Party shall do or permit to be done, voluntarily or involuntarily, or by operation of law or otherwise, any of the following (each, a “Prohibited Transaction”) without the prior written consent of Lender, in its sole discretion:  (i) sell, lease, mortgage, pledge, license, assign, transfer, or otherwise encumber or dispose of any Collateral to any Person, except for (A) sales of inventory in the ordinary course of business; (B) so long as no Default has occurred and is continuing, sales or other dispositions of obsolete equipment consistent with past practices, so long as such items are replaced by items of equal or greater value and utility; (C) sales in connection with a Collateral Release permitted pursuant to Section 2(g); and (D) other transfers and encumbrances expressly permitted by the Loan Documents; (ii) sell, mortgage, pledge, assign, transfer, or otherwise encumber or dispose of its interest in this Agreement or the other Loan Documents; (iii) engage in or allow a Change of Control of any Credit Party to occur; (iv) cause or permit any other transfer, assignment, merger, consolidation, or other change in ownership or Control if after giving effect thereto:  (A) the REIT Trust is not 100% owned and Controlled by Parent; (B) 100% of the equity interests in TRS is not owned and Controlled by the REIT Trust; (C) the REIT Trust is not the sole general partner of Supertel Limited Partnership; or (D) Supertel Limited Partnership is not the sole member and manager in SPPR South Bend, LLC; or (v) enter into any agreement to do, or which would or could result in, any of the foregoing.

(j) South Bend.  With respect to the Comfort Inn Site in South Bend, Indiana, within 30 days after the date of this Modification, Borrower shall provide evidence satisfactory to Lender that Borrower has completed all repairs and other property improvements required by the applicable franchisor and that franchisor has approved such repairs and improvements and acknowledged that the property complies with franchisor’s requirements.

6. Borrower Representations and Warranties.  As additional consideration to and inducement for Lender to enter into this Modification, Borrower represents and warrants to and covenants with Lender as follows:

(a) Representations and Warranties.  Each and all representations and warranties of Borrower in the Current Loan Documents and this Modification are and will continue to be accurate, complete and correct as of the date set forth above, will continue to be true, complete and correct as of the consummation of the modifications contemplated by this Modification, and will survive such consummation; provided, that any representations, warranties or covenants related to the ownership of certain personal property located at the Sites by Borrower are hereby amended to also permit ownership by TRS.

(b) No Defaults.  Borrower is not in default under any of the Loan Documents, nor has any event or circumstance occurred that is continuing that, with the giving of notice or the passage of time, or both, would be a Default or an Event of Default by Borrower under any of the Loan Documents (other than the Existing Defaults immediately prior to the effectiveness of this Modification).

(c) No Material Changes.  There has been no material adverse change in the financial condition of Borrower or any other person whose financial statement has been delivered to Lender in connection with the Loan from the most recent financial statement received by Lender from Borrower or such other persons.

(d) No Conflicts; No Consents Required.  Neither execution nor delivery of this Modification nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a default or an event of default under, any agreement or instrument to which Borrower is a party or by which Borrower or its assets may be bound.  No consents, approvals or authorizations are required for the execution and delivery of this Modification by Borrower or for Borrower’s compliance with its terms.

(e) Claims and Defenses.  Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents.  Lender and its predecessors in interest have performed all of their obligations under the Loan Documents, and Borrower has no defenses, offsets, counterclaims, claims or demands of any nature which can be asserted against Lender or its predecessors in interest for damages or to reduce or eliminate all or any part of the Obligations of Borrower under the Loan Documents.

(f) Validity.  This Modification and the other Loan Documents are and will continue to be the legal, valid and binding Obligations of Borrower and each other Credit Party, enforceable against Borrower and each other Credit Party in accordance with their terms, except as may be limited by bankruptcy or creditor’s rights laws or general principles of equity.

(g) Valid Existence, Execution and Delivery, and Due Authorization.  Borrower validly exists under the laws of the state of its formation or organization and has the requisite power and authority to execute, deliver, and perform this Modification and the other Loan Documents.  The execution, delivery, and performance by Borrower of this Modification and the other Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower.  This Modification has been duly executed and delivered on behalf of Borrower.

(h) No Duress.  Borrower has executed this Modification as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of Lender or any other party.

(i) Franchise Obligations.  Borrower is not in default under any franchise agreement or any related area development or similar agreement (each a “Franchise Agreement”) that permits Borrower to operate and/or develop a franchised concept at any one or more locations where the Collateral is located, and, without limiting the foregoing, Borrower is not in default under any Franchise Agreement or any agreement related thereto that obligates Borrower to purchase or lease additional furniture, fixtures or equipment or re-image or otherwise make material alterations or improvements to properties that are subject to a Franchise Agreement (together, “Re-imaging Obligations”).  Borrower has sufficient working capital and cash flow to satisfy all Re-imaging Obligations that are currently due and all Re-imaging Obligations that will become due within the 12 month period following the date hereof.

(j) New Equity.  From and after January 1, 2012, Parent has completed the offering and funding of not less than $30,000,000 in new preferred equity.

7. Ratification of Current Loan Documents and Collateral.  The Current Loan Documents, as modified by this Modification, are ratified and affirmed by Borrower and remain in full force and effect.  Except to the extent, if any, specifically provided for herein: (a) the liens of Lender on and security interests in the Collateral shall continue in full force and effect and none of the Collateral is or shall be released from such liens and security interests; and (b) this Modification shall not constitute a waiver of any rights or remedies of Lender in respect of the Loan Documents.

8. Guarantor Provisions.

(a) Agreement and Consent; Reaffirmation; and Acknowledgement.  Guarantor consents and agrees to the terms and conditions of this Modification; and reaffirms the Guaranty and confirms and agrees that, notwithstanding this Modification and consummation of the transactions contemplated thereby, including the release of any collateral, the Guaranty and all of Guarantor’s covenants, obligations, agreements, waivers, and liabilities set forth in the Guaranty continue in full force and effect in accordance with their terms with respect to the obligations guaranteed, modified only to the extent that the guaranteed obligations are modified by this Modification.

(b) Representations and Warranties.  Guarantor represents and warrants to Lender that:  (i) there has been no material adverse change in the financial condition of Guarantor from the most recent financial statement received by Lender from Guarantor; (ii) each and all representations and warranties of Guarantor in the Current Loan Documents are and will continue to be accurate, complete and correct; (iii) neither execution nor delivery of this Modification nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a Default under, any agreement or instrument to which Guarantor is a party or by which Guarantor may be bound.  No consents, approvals or authorizations are required for the execution and delivery of this Modification by Guarantor or for Guarantor’s compliance with its terms and provisions; (iv) Guarantor has no claims, counterclaims, defenses, or offsets against Lender or its predecessors in interest or with respect to any of its obligations or other liabilities under the Guaranty as a result of this Modifications or otherwise, any such claims, counterclaims, defenses or offsets being hereby waived and released; (v) Guarantor has executed this Modification as a free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of Lender or any other party; (vi) this Modification is the legal, valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with its terms, except as may be limited by bankruptcy or creditor’s rights laws or general principles of equity; and (vi) Guarantor has the full power, authority, capacity and legal right to execute and deliver this Modification and, with respect to each Guarantor that is an entity, the parties executing this Modification on behalf of such Guarantor are fully authorized and directed to execute the same to on behalf of and to bind such Guarantor.

9. Fees and Costs.  At the time Borrower executes and delivers this Modification, Borrower will pay Lender, in addition to any other amounts required to be paid to Lender pursuant to this Modification:  (a) all out of pocket expenses incurred by Lender or any of its affiliates in connection with this Modification, including reasonable attorneys’ fees; (b) a modification fee of $50,000; and (c) any other outstanding and unpaid fees and costs due from Borrower.  Borrower may defer payment of the modification fee pursuant to clause (b) of the immediately preceding sentence until the earlier of (i) the acceleration of the maturity of the Loans by Lender after an Event of Default and (ii) the maturity date of the last Loan to mature, at which time such modification fee will be immediately due and payable without notice or demand.

10. Conditions Precedent.  The obligations of Lender to consummate the transactions and other matters contemplated by this Modification and the effectiveness of this Modification are subject to the satisfaction of each of the conditions precedent listed in this Section 10 and such other conditions as are specified elsewhere in this Modification (collectively, the “Conditions”), in Lender’s sole and absolute discretion, unless Lender, in its sole and absolute discretion, waives satisfaction of a particular Condition in writing or agrees or designates in writing that such Condition may be satisfied after the effectiveness of this Modification.  Upon such satisfaction, waiver or extension of all Conditions, Lender will execute and deliver the Modification to Borrower, whereupon the Modification shall become effective:

(a) Borrower Performance.  Borrower and any Guarantor have duly executed and delivered this Modification and Borrower has paid all fees and other amounts and performed all obligations required under this Modification to be paid and performed contemporaneously with the execution and delivery of this Modification.

(b) Representations and Warranties.  The representations and warranties of Borrower and any Guarantor contained in this Modification and any other document or instrument expressly contemplated by this Modification shall be true and correct in all material respects.

(c) Existence and Authority.  If requested by Lender, Borrower shall have provided Lender with evidence that Borrower and any Guarantor are in good standing under the laws of their state of formation and in each state in which any collateral for the Loan is located and that the person or persons executing this Modification on behalf of Borrower and any Guarantor are duly authorized to do so.

(d) Lien Priority.  Lender shall have received such UCC search results, title reports, title insurance policies, and title insurance endorsements as Lender shall reasonably require evidencing the continuing first priority of all of Lender’s liens in the Collateral.

(e) Insurance.  Borrower shall have provided Lender with evidence satisfactory to Lender that all insurance required by the Loan Documents is in full force and effect.

(f) Payment of Costs, Expenses, and Fees.  All costs, expenses, and fees to be paid by Borrower as provided in this Modification shall have been paid in full, including all title insurance premiums and endorsement and recordation costs.

(g) No Default.  No event or circumstance shall have occurred and be continuing, that, with the giving of notice or the passage of time, or both, would be an Event of Default under any of the Loan Documents.

(h) Condition for Cross Collateralization and Cross Default Agreement.  Borrower shall have delivered a cross-collateralization and cross default agreement with respect to certain related agreements, as designated by Lender, which agreements shall be duly executed by Borrower and all other obligors under such related agreements, in form and substance acceptable to Lender.

(i) Leases; Additional Grant of Security Interest.  Borrower shall have delivered to Lender a true and correct copy of the lease (a “Site Lease”) pursuant to which each Site is leased to TRS.  TRS shall execute and deliver such documents and instruments as Lender may require to grant to Lender a first priority perfected security interest in all property of TRS that is located at or used exclusively in connection with each Site, including, without limitation, all furniture, fixtures, equipment, supplies, contracts, accounts, goods, and revenues as further security for the Obligations pursuant to the Loan Documents, which documents and instruments shall be in form and content satisfactory to Lender.

(j) Franchisor Agreements.  Borrower will provide true and correct copies of the franchise agreements for each Site.  Each franchisor with respect to each Site will also be required to confirm that there are no outstanding defaults on the franchise agreements (together with any other items with respect to which the franchisor has previously agreed to provide estoppel certificates or similar certifications).  To the extent that there are not existing tri-party agreements or comfort letters (in the case of Choice Hotels properties) with each franchisor, such agreements shall be executed and delivered in form satisfactory to Lender.

(k) Budgets and Projections.  Borrower will provide to Lender final budgets and projections for Fiscal Year 2012 for the Sites and Parent on a consolidated and consolidating basis.

11. Descriptions Not Limiting.  The description of the Loan Documents contained in this Modification is for informational and convenience purposes only and shall not be deemed to limit, imply or modify the terms or otherwise affect the Loan Documents.  The description in this Modification of the specific rights of Lender shall not be deemed to limit or exclude any other rights to which Lender may now be or may hereafter become entitled to under the Loan Documents at law, in equity or otherwise.

12. Release.  Each of the Credit Parties fully, finally and forever release and discharges each of the Lender Parties from any and all actions, causes of action, claims, debts, demands, liabilities, obligations and suits, of whatever kind or nature, in law or equity, that any of the Credit Parties has or in the future may have, whether known or unknown, against any of the Lender Parties:  (a) in respect of the Loan, this Modification, the other Loan Documents or the actions or omissions of Lender or any of the other Lender Parties in respect of the Loan or the Loan Documents; and arising from events occurring prior to the date of this Modification; or (b) relating to the making, validity, or enforceability of the Loan Documents, including this Modification.  FURTHER, RELEASING PARTY EXPRESSLY WAIVES ANY PROVISION OF STATUTORY OR DECISIONAL LAW TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY SUCH PARTY, MUST HAVE MATERIALLY AFFECTED SUCH PARTY’S SETTLEMENT WITH THE RELEASED PARTIES, INCLUDING PROVISIONS SIMILAR TO SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

13. Bankruptcy.  To induce Lender to execute this Modification, Borrower and each other Credit Party represent and agree that: (a) the modifications provided for herein are, in such Credit Party’s informed judgment, sufficient to permit such Credit Party to operate its business and satisfy its obligations; (b) such Credit party has no intention to file or acquiesce in any bankruptcy or insolvency proceeding at any time after the date of this Modification; (c) in the event of an Event of Default, such Credit Party acknowledges that such Credit Party does not have any further realistic opportunity to successfully reorganize such Credit Party’s financial affairs in bankruptcy; and (d) any bankruptcy filing or acquiescence to any bankruptcy filing by such Credit Party would, as to Lender, be in bad faith and solely for the purpose of delaying Lender from enforcing its rights and remedies.  Accordingly, in consideration of the mutual covenants contained in this Modification and for other good and valuable consideration, each Credit Party agrees that if such Credit Party is the subject of any insolvency, bankruptcy, receivership, dissolution, reorganization or similar proceedings, whether federal or state, voluntary or involuntary, under any present or future law or act:

(a) Relief from Stay.  Lender shall be entitled to the immediate and absolute lifting of any automatic stay as to the enforcement of its remedies under this Modification and the Loan Documents.  Each Credit Party consents to the immediate lifting of any such automatic stay, and will not contest or object to any motion filed by Lender to lift such stay.

(b) Exclusivity Period.  Such Credit Party will not seek and shall not be entitled to any extension of any period in the proceedings during which only such Credit Party may propose a plan of reorganization or liquidation, including specifically, but not limited to, the period specified by Section 1121(b) of the United States Bankruptcy Code, as it may be amended from time to time hereafter.  Each Credit Party agrees that no injunctive relief against Lender shall be sought under Section 105 or any other provision of Title 11 of the U.S. Code, as amended.

14. Post-Default Waiver of Collateral Disposition Rights.  Borrower and each other Credit Party hereby waive (a) any and all rights that it may have to notification of disposition of collateral under Section 9-611 of the Uniform Commercial Code; (b) any and all rights that it may have to require disposition of collateral under Section 9-620(e) of the Uniform Commercial Code; and (c) any and all rights that it may have to the right to redeem the Collateral under Section 9-623 of the Uniform Commercial Code.

15. Receivers.  Upon the occurrence, and during the continuance of an Event of Default under any of the Loan Documents, Lender may seek and obtain the appointment of a court-appointed receiver, regardless of the adequacy of Lender’s security, and each Credit Party irrevocably consents to the appointment of such receiver.  Any action or proceeding to obtain the appointment of a receiver may be brought any state or federal court having jurisdiction over such Credit Party or the Collateral, and each Credit Party hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.  Each Credit Party hereby agrees that (a) the receiver may enter upon and take possession and control of the Collateral and shall perform all acts necessary and appropriate to implement the order appointing such receiver; (b) the receiver shall have access to the books and records used in the operation and maintenance of such Credit Party’s business or the Collateral; and (c) Lender shall not be liable to any Credit Party, or anyone claiming under or through any Credit Party by reason of the appointment of a receiver or receiver’s actions or failure to act.

16. Inspections.  Borrower and each other Credit Party shall, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times), (a) provide access to each property owned, leased, or controlled by Borrower or such other Credit Party to the Lender Parties, as frequently as Lender determines to be appropriate; (b) permit the Lender Parties to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrower’s and such Credit Party’s Books and Records; and (c) permit the Lender Parties to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Lender considers advisable, and, in each such case, Borrower and each other Credit Party agrees to render to the Lender Parties, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

17. Limitation of Liability for Certain Damages.  In no event shall Lender or any other Lender Party be liable to Borrower or any other Credit Party on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  BORROWER AND EACH OTHER CREDIT PARTY HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

18. Governing Law.  THE LAWS OF THE STATE IDENTIFIED IN THE CURRENT LOAN DOCUMENTS (AS IT RELATES TO ANY LOAN AND AS LIMITED THEREIN) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS MODIFICATION, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT.

19. Jurisdiction and Service of Process.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of Arizona located in Maricopa County or of the United States for the District of Arizona, sitting in Phoenix, Arizona, and Borrower and each other Credit Party unconditionally accepts, for itself and in respect of its property, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Agreement shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which the Site is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under any Loan Document.  Lender, Borrower and each other Credit Party irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.  Each of Borrower and the other Credit Parties (a) irrevocably waives personal service of any and all legal process, summons, notices and other documents of any kind; (b) consents to such service in any suit, action or proceeding brought in the United States by any means permitted by Applicable Law, including by the mailing thereof to the address of Borrower specified on the signature page hereto; and (c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

20. WAIVER OF JURY TRIAL.  LENDER AND EACH CREDIT PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS MODIFICATION, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

21. Authorization to Disclose.  Each Credit Party authorizes its banks, creditors (including trade creditors, suppliers, and vendors but with respect to such trade creditors, suppliers, and vendors only with the consent of Borrower, which shall not be unreasonably withheld, or after the occurrence and during the continuation of an Event of Default), and franchisors to disclose and release to the Lender Parties any and all information they may request from time to time regarding (a) any depository, loan or other credit account of such Credit Party; (b) the status of each franchise agreement; (c) the affairs and financial condition of such Credit Party; and (d) such Credit Party’s business operations.  Each Credit Party expressly authorizes the Lender Parties to perform background, credit, judgment, lien and other checks, searches, inspections and investigations and to obtain personal and business credit reports and asset reports with respect to such Credit Party and to answer questions about their credit experience with such Credit Party.  The information obtained by the Lender Parties pursuant to this Section, together with all other information which any of the Lender Parties now possess or in the future may acquire with respect to any Credit Party, the Collateral, or the business operations of any Credit Party, is referred to as the “Credit Party Information.”

22. Permitted Disclosures.  Each Credit Party authorizes Lender to disclose Credit Party Information as follows:  (a) to each franchisor or licensor of a Credit Party, upon written request by such franchisor or licensor; (b) to any proposed transferee, purchaser, assignee, servicer, participant, lender, investor, ratings agency, or other individual or entity with respect to any proposed sale, assignment, or other transfer by Lender of any of its rights in the Loan Documents, including servicing rights, or sale or other disposition of any of the Collateral; (c) to any affiliate of Lender or any insurance or title company in connection with the transactions contemplated by the Loan Documents, including any action, suit, or proceeding arising out of, in connection with, or relating to, this Modification and the other Loan Documents, the Loan, or any other transaction contemplated hereby; (d) to the extent such information is or becomes available to Lender from sources not known by Lender to be subject to disclosure restrictions; (e) to the extent disclosure is required by applicable law or other legal process or is requested or demanded by any governmental authority; and (f) as may otherwise be authorized in writing by such Credit Party.  Each Credit Party agrees that the disclosures permitted by this Section and any other disclosures of Credit Party Information authorized pursuant to any of the Loan Documents may be made even though any such disclosure may involve the transmission or other communication of Credit Party Information from the nation of residence or domicile of such Credit Party to another country or jurisdiction, and each Credit Party waives the provisions of any data privacy law, rule, or regulation of any applicable governmental authority that would otherwise apply to the disclosures authorized in this Section.

23. Notices.  All notices, demands, requests, directions and other communications (collectively, “Notices”) required or expressly authorized to be made by the Loan Documents will be written and addressed (a) if to Borrower or any other Credit Party, to the address set forth for Borrower or such other Credit Party on signature page hereto or such other address as shall be notified in writing to Lender after the date hereof; and (b) if to Lender, at the address set forth for Lender on the signature page hereto or such other address as shall be notified in writing to Borrower after the date hereof.  Notices may be given by hand delivery; by overnight delivery service, freight prepaid; or by U.S. mail, postage paid.  Notices given as described above shall be effective and be deemed to have been received (x) upon personal delivery to a responsible individual at Lender’s business office in Scottsdale, Arizona, if the Notice is given by hand delivery; (y) one Business Day after delivery to an overnight delivery service, if the Notice is given by overnight delivery service; and (z) two Business Days following deposit in the U.S. mail, if the Notice is given by U.S. mail.

24. Effect of Waivers and Consents.  Lender’s consent to or waiver of any matter shall not be deemed a consent to or waiver of the same or any other matter on any future occasion.  No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege pursuant to any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege pursuant to any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, and Lender shall be effective to amend, modify or discharge any provision of any Loan Document.

25. Time of the Essence.  Time is of the essence in this Modification.

26. Binding Effect.  This Modification shall be binding upon, and inure to the benefit of Lender, each Credit Party, and their respective successors, assigns, heirs and personal representatives.

27. Further Assurances.  Each Credit Party shall execute, acknowledge (as appropriate) and deliver to Lender such additional agreements, documents and instruments as reasonably required by Lender to carry out the intent of this Modification.  Without limiting the foregoing, to the extent that any documents, notices or memoranda evidencing this Modification or giving notice thereof have not been executed, delivered and recorded (as applicable) or any title insurance endorsements have not been issued to or received by Lender as of the date this Modification becomes effective, Borrower shall continue to cooperate with Lender to execute, deliver and record such documents, notices and memoranda, obtain such title insurance endorsements, pay all costs and expenses in connection therewith, and otherwise perform such acts as Lender may reasonably require in connection therewith and in no event will Lender be deemed to have waived its right to receive all such documents, notices and memoranda and such title insurance endorsements.

28. Certain Accounting Terms and Principles.  Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, all financial statements delivered pursuant to any of the Loan Documents shall be prepared, and all computations of financial covenants, including amounts and ratios, provided for in this Modification or any of the other Loan Documents shall be made without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any other Credit Party or any affiliate of any such party at “fair value,” as defined therein.

29. Document Execution; Counterparts; Electronic Transmissions.  Anything in the Current Loan Documents to the contrary notwithstanding:

(a) Counterparts.  This Modification, as well as any other Loan Document, may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Except as provided in clause (b) below, an executed signature page of this Modification or any other Loan Document that is an Electronic Transmission shall be as effective as delivery of a manually executed counterpart thereof.

(b) When Electronic Transmissions Authorized.  Lender and the Credit Parties may (but are not required to) transmit or otherwise make or communicate any Loan Document as an Electronic Transmission, other than the following, each of which shall require a live pen and ink original:  (i) any Loan Document to be filed or recorded with a governmental authority; and (ii) any other Loan Document that Lender, in its sole and absolute discretion and in its instructions to Borrower or any other Credit Party, specifies must be a live pen and ink original, which instructions may also provide that Lender will accept signature pages as an Electronic Transmission in order to close the Loan, provided that live pen and ink signature pages are delivered to Lender within the time period specified by Lender in the instructions, with Lender being entitled, upon written notice to Borrower or such other Credit Party, to treat such Credit Party’s failure to deliver the required live pen and ink signature pages within the specified time period as an Event of Default for which Borrower shall have a five-day cure period.  “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or any system used to receive or transmit faxes electronically.

(c) Effectiveness of Electronic Transmissions.  Subject to the provisions of subsection (b), Lender and the Credit Parties agree: (i) that a Loan Document that is the subject of an Electronic Transmission, including a party’s signature on such Loan Document, shall be deemed sufficient to satisfy any requirement for a “writing,” “authentication,” or “signature” pursuant to any provision of any of the Loan Documents or applicable law; (ii) each such Electronic Transmission shall, for all intents and purposes, have the same legal effect as a signed paper original; and (iii) not to contest the validity or enforceability of any Loan Document that is the subject of an Electronic Transmission under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing in this subsection shall limit a party’s right to contest whether any Loan Document that is the subject of an Electronic Transmission has been altered after transmission or that the Electronic Transmission was delivered to an appropriate representative of Lender.  Lender and each Credit Party acknowledge and agree that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and assume and accept such risks.

30. Entire Agreement; Change; Discharge; Termination or Waiver.  The Current Loan Documents, as modified by this Modification, contain the entire understanding and agreement of Borrower and Lender in respect of the Loan and supersede all prior representations, warranties, agreements and understandings.  No provision of the Loan Documents may be changed, discharged, supplemented, terminated or waived except in a writing signed by Lender and Borrower.

[SIGNATURE PAGE FOLLOWS]

Executed and effective as of the date first set forth above.

LENDER:

GE FRANCHISE FINANCE COMMERCIAL LLC, a Delaware limited liability company

By:      /s/ Craig Perry
Name:   Craig Perry
Its Authorized Signatory

GE CAPITAL COMMERCIAL OF UTAH LLC, a Delaware limited liability company

By:      /s/ Craig Perry
Name:   Craig Perry
Its Authorized Signatory

Address for Notices:
8377 East Hartford Drive
Suite 200
Scottsdale, Arizona 85255
Attention:  Collateral Management

BORROWER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By:	SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, its General Partner

By:      /s/ Kelly A. Walters
Name: Kelly A. Walters
Its: President

SPPR – SOUTH BEND, LLC, a Delaware limited liability company

By:	SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership, its Manager

By:	SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, its General Partner

By:     /s/ Kelly A. Walters
Name: Kelly A. Walters
Its: President

Address for Notices:
1800 W. Pasewalk Avenue, Suite 200
Norfolk, Nebraska  68701
Attention:  Chief Financial Officer

GUARANTOR:

SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:      /s/ Kelly A. Walters
Name: Kelly A. Walters
Its: President

SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust

By:      /s/ Kelly A. Walters
Name: Kelly A. Walters
Its: President

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By:	SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, its General Partner

By:      /s/ Kelly A. Walters
Name: Kelly A. Walters
Its: President

Address for Notices:
1800 W. Pasewalk Avenue, Suite 200
Norfolk, Nebraska  68701
Attention:  Chief Financial Officer

EXHIBIT A
LOAN SCHEDULE

	Borrower, guarantor or other credit party (collectively, the “Borrower”)	Loan Contract No. (collectively, the “Loan”)
Loan 1	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000431562
Loan 2	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000431830
Loan 3	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000432039
Loan 4	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000432169
Loan 5	Borrower: South Bend, LLC Guarantors: Supertel LP, Supertel REIT and Supertel Hospitality	000435130
Loan 6	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000435126
Loan 7	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000435127
Loan 8	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000435128
Loan 9	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000435129
Loan 10	Borrower: Supertel LP Guarantors: Supertel REIT and Supertel Hospitality	000435397

			2/9/2012		Collateral
Borrower	Loan #	Original Balance	Principal Balance	Concept(s)	# Prop	Current Lender
SPPR - SOUTH BEND, LLC	435130	7,875,000	4,768,814.86	Comfort Inn Suites	1	FF-GE Franchise Finance Comm LLC-AH
SUPERTEL LIMITED PARTNERSHIP	432169	27,755,000	12,393,440.63*	Masters Inn	7	FF-GE Franchise Finance Comm LLC-AH
SUPERTEL LIMITED PARTNERSHIP	431830	15,600,000	12,610,056.37	Super 8	4	FF-GE Franchise Finance Comm LLC-AH
SUPERTEL LIMITED PARTNERSHIP	435397	2,470,000	2,347,681.49	Super 8 Green Bay	1	FF-GE Capital Commercial of Utah, LLC
SUPERTEL LIMITED PARTNERSHIP	431562	17,850,000	16,281,584.07	Savannah Suites	6	FF-GE Capital Commercial of Utah, LLC
SUPERTEL LIMITED PARTNERSHIP	432039	3,445,000	3,161,810.90	Savannah Suites	1	FF-GE Capital Commercial of Utah, LLC
SUPERTEL LIMITED PARTNERSHIP	435128	6,765,000	6,415,900.41	2 Comfort 1 Baymont	3	FF-GE Capital Commercial of Utah, LLC
SUPERTEL LIMITED PARTNERSHIP	435127	3,380,000	3,205,579.22	Days Inn Kentucky	2	FF-GE Capital Commercial of Utah, LLC
SUPERTEL LIMITED PARTNERSHIP	435129	1,100,000	1,043,235.86	Sleep Inn Louisville, KY	1	FF-GE Capital Commercial of Utah, LLC
SUPERTEL LIMITED PARTNERSHIP	435126	4,355,000	4,130,265.55	Days Inn Sioux Falls, SD	2	FF-GE Capital Commercial of Utah, LLC
*Plus $1,088,078.61 prepayment premium plus deferred charges at 5% interest from 1/1/2012	10	$90,595,000	$66,358,369.36		28

EXHIBIT B
CREDIT FACILITIES

Principal Balance (000's) as of
Supertel Loan & Credit Facilities	9/30/2011
Greenwich Capital	29,810
Great Western Bank	36,453
Citigroup/Citicorp	13,118

EXHIBIT C
COLLATERAL TABLE

The Collateral consists of first priority mortgages on the Sites identified below:

Hotel	Address	City	State	Zip Code	Loan #	Asset #	Ground Lease Site
Days Inn Sioux Falls Airport	5001 N Cliff Ave	Sioux Falls	SD	57104-0454	435126	053920	Yes
Days Inn Sioux Falls Empire	3401 S Gateway Blvd.	Sioux Falls	SD	57106-1555	435126	053921	No
Days Inn Ashland	12700 State Route 180	Ashland	KY	41102-9356	435127	053922	No
Days Inn Glasgow	105 Days Inn Blvd.	Glasgow	KY	42141-1096	435127	053923	No

Savannah Suites Atlanta	140 Pine Street	Atlanta	GA	30308-3413	432039	049193	Yes
Savannah Suites Augusta	3421 Wrightsboro Road	Augusta	GA	30909-2503	431562	049188	No
Savannah Suites Chamblee	5280 Peachtree Industrial Blvd.	Chamblee	GA	30341-2625	431562	049458	No
Savannah Suites Greenville	2015 Wade Hampton Blvd.	Greenville	SC	29615-1036	431562	049487	No
Savannah Suites Jonesboro	8240 Tara Blvd.	Jonesboro	GA	30236-3104	431562	049457	No
Savannah Suites Savannah	60 W Montgomery Cross Road	Savannah	GA	31406-3413	431562	049190	No
Savannah Suites Stone Mountain	4893 Memorial Drive	Stone Mountain	GA	30083-4175	431562	049192	No

Super 8 Billings	5400 Southgate Drive	Billings	MT	59101-4631	431830	050054	No
Super 8 Boise	2773 Elder Street	Boise	ID	83705-4702	431830	050055	No
Super 8 Terre Haute	3089 S. 1st Street	Terre Haute	IN	47802-3787	431830	050059	No
Super 8 Columbus Airport	2935 Warm Springs Road	Columbus	GA	31909-5248	431830	050060	No
Super 8 Green Bay	2868 S. Oneida Street	Green Bay	WI	54304-5753	435397	054654	No

Comfort Inn Glasgow	2110 Cavalry Drive	Glasgow	KY	42141-1034	435128	053924	No
Comfort Suites Louisville	1850 Resource Way	Louisville	KY	40299-2238	435128	053926	No
Comfort Suites South Bend	52939 State Road 933 N.	South Bend	IN	46637-3248	435130	020993	No

Baymont Inn	149 Willabrook Drive	Brooks	KY	40109-5254	435128	053925	No

Sleep Inn	1850 Priority Way	Louisville	KY	40299-2359	435129	053927	No

Masters Inn Tuscaloosa	3600 McFarland Boulevard E	Tuscaloosa	AL	35405-2418	432169	051214	No
Masters Inn Tampa (Seffner)	6010 County Road 579 N	Seffner	FL	33584-3302	432169	051218	Yes
Masters Inn Tampa (Fairgrounds)	6606 E Martin Luther King Blvd	Tampa	FL	33619-1118	432169	051219	No
Masters Inn Savannah (Garden City)	4200 Highway 21 N	Garden City	GA	31408-2106	432169	051223	No
Masters Inn SC Charleston North	6100 Rivers Avenue	N. Charleston	SC	29406-4927	432169	051225	No
Masters Inn SC (Columbia I-26)	2125 Commerce Drive	Cayce	SC	29033-1524	432169	051226	No
Masters Inn SC (Columbia Knox Abbott)	613 Knox Abbott Drive	Cayce	SC	29033-4126	432169	051227	Yes

EXHIBIT D
RELEASE COLLATERAL

Hotel	Address	City	State	Zip Code	GEFF Loan #	GEFF Asset #	Minimum Release Payment
Savannah Suites Atlanta	140 Pine Street	Atlanta	GA	30308-3413	432039	049193	2,445,000
Savannah Suites Augusta	3421 Wrightsboro Road	Augusta	GA	30909-2503	431562	049188	3,680,000
Savannah Suites Chamblee	5280 Peachtree Industrial Blvd.	Chamblee	GA	30341-2625	431562	049458	3,656,250
Savannah Suites Greenville	2015 Wade Hampton Blvd.	Greenville	SC	29615-1036	431562	049487	2,492,500
Savannah Suites Jonesboro	8240 Tara Blvd.	Jonesboro	GA	30236-3104	431562	049457	1,471,250
Savannah Suites Savannah	60 W Montgomery Cross Road	Savannah	GA	31406-3413	431562	049190	2,563,750
Savannah Suites Stone Mountain	4893 Memorial Drive	Stone Mountain	GA	30083-4175	431562	049192	2,183,750

Masters Inn Tuscaloosa	3600 McFarland Boulevard E	Tuscaloosa	AL	35405-2418	432169	051214	2,658,750
Masters Inn Tampa (Seffner)	6010 County Road 579 N	Seffner	FL	33584-3302	432169	051218	1,162,500
Masters Inn Tampa (Fairgrounds)	6626 E Martin Luther King Blvd	Tampa	FL	33619-1118	432169	051219	2,136,250
Masters Inn Savannah (Garden City)	4200 Highway 21 N	Garden City	GA	31408-2106	432169	051223	1,803,750
Masters Inn SC Charleston North	6100 Rivers Avenue	N. Charleston	SC	29406-4927	432169	051225	2,105,375
Masters Inn SC (Columbia I-26)	2125 Commerce Drive	Cayce	SC	29033-1524	432169	051226	1,613,750
Masters Inn SC (Columbia Knox Abbott)	613 Knox Abbott Drive	Cayce	SC	29033-4126	432169	051227	663,750

EXHIBIT E

LOAN COMPLIANCE CERTIFICATE

To:	GE Franchise Finance Commercial LLC and GE Capital Commercial Of Utah LLC (“Lender”)

Re:
Loan Modification Agreement, dated March 29, 2012, between Lender and Supertel Limited Partnership and SPPR - South Bend, LLC, as Borrower, and Supertel Hospitality, Inc., Supertel Hospitality REIT Trust, and Supertel Limited Partnership, as Guarantor (the “Loan Modification Agreement”).  Capitalized terms used in this Compliance Certificate and not otherwise defined here have the meanings given to such terms in the Loan Documents.

The undersigned certifies the following to Lender, as of the date of this Compliance Certificate:

1. The Borrower and Parent attached Financial Statements are complete and true in all material respects and have been prepared in accordance with GAAP to fairly present the financial condition of the subjects thereof from period to period and otherwise in compliance with the requirements stated in the Loan Modification Agreement and the other Loan Documents.

2. Borrower and Guarantor are each in compliance with all financial covenants contained in the Loan Modification Agreement and the other Loan Documents.  Attached is the covenant calculation used in determining compliance with the financial covenants.  [Sample form of calculation attached.]

3. Borrower, Guarantor and the Affiliates are each in compliance with the financial covenants contained in the documents evidencing Material Debt.  Attached is a listing of each such financial covenant and covenant calculations used in determining compliance with the financial covenants.  Attached hereto is a description of any financial covenants with respect to Material Debt added, amended, restated, modified, supplemented, terminated or waived since _____________ [date of applicable action or prior certificate, as applicable].  Attached hereto is a true and correct copy of (a) each compliance certificate or similar certificate or document provided to each holder of Material Debt since ______________ [date of prior certificate] [sample of Great Western Bank compliance certificate attached] and (b) all other material amendments or modifications related to Material Debt and all notices of default, waivers, forbearance or similar documents with respect to Material Debt since ____________ [date of prior certificate].

4. No Default has occurred that is continuing, except for the following, as to which Borrower is taking the actions listed in order to cure such Default:  If none, so state.

DEFAULT	CURE ACTIONS

5. Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Lender, neither Borrower nor any other Credit Party has:

(a) Changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary, except as follows: __________________;

(b) Acquired the assets of, or merged or consolidated with or into, any Person, except as follows: ___________; or

(c) Changed its address or otherwise relocated, except as follows: _____________.

DATED:  ______________________, 20__.

BORROWER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By:	SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, its General Partner

By:
Name: Kelly A. Walters
Its: President

SPPR – SOUTH BEND, LLC, a Delaware limited liability company

By:	SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership, its Manager

By:	SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, its General Partner

By:
Name: Kelly A. Walters
Its: President

GUARANTOR:

SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:
Name: Kelly A. Walters
Its: President

SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust

By:
Name: Kelly A. Walters
Its: President

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By:	SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, its General Partner

By:
Name: Kelly A. Walters
Its: President

ATTACHMENT TO EXHIBIT E TO LOAN MODIFICATION AGREEMENT

SAMPLE OF COVENANT CALCULATIONS

[SEE ATTACHED]

ATTACHMENT TO EXHIBIT E TO LOAN MODIFICATION AGREEMENT

SAMPLE GREAT WESTERN BANK COMPLIANCE CERTIFICATE

[SEE ATTACHED]